EMPLOYMENT TERMINATION
 AND
SETTLEMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into on this 8th day of November, 2011 by and between Benchmark Electronics, Inc., a Texas corporation with a principal place of business at 3000 Technology Drive, Angleton, Texas 77515 (the “Company”), and Cary T. Fu, whose street address is 3214 Creekstone, Sugar Land, Texas 77479 (the “Executive”).

WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Employment Agreement dated January 1, 2006, by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed that the Employment Agreement, and the Executive’s employment with the Company, shall terminate and Executive shall resign, effective as of December 31, 2011 (the “Termination Date”); and

WHEREAS, the Company and the Executive now wish to fully and completely settle, compromise and dispose of all claims which could have been asserted based on the Employment Agreement and otherwise, and further, the Company and Executive wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to the following terms and conditions (which also include the above-referenced recitals):

1.   Termination of Employment Agreement.  The Company and the Executive each acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate as of the Termination Date, and that the Employment Agreement shall terminate and be of no further force and effect as of the Termination Date.  For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.  Executive agrees to resign from any officer positions he may hold       with the Company or any of its Affiliates and the Executive agrees to resign as a director of the Company in accordance with Paragraph 3(c) and any of its Affiliates and to sign any documentation necessary to give effect to this Paragraph 1.

2.   Payments and Consulting Agreement. The Company and Executive agree that: (1) the Company shall pay Executive a lump sum payment equal to $775,000.00  which shall be paid on December 30, 2011; (2) the Company and Executive shall enter into a Consulting Services and Non-Compete Agreement (“Consulting Agreement”) in the form attached hereto as Addendum A which shall be executed contemporaneously with this Agreement; (3) the Company shall pay Executive any earned but unpaid bonus for calendar year 2011 owing to Executive, which shall be paid in 2012 at the time when other Company executives are paid; and (4) the Company shall provide the Executive with the benefits described in paragraphs 3(a) and 3(b) below (together with the payments set forth in clauses (1) and (3), the “Benefits”).   The parties specifically intend that Executive is to perform services under the Consulting Agreement as an independent contractor to the Company.  The parties agree that if any conflict or inconsistency exists between this Agreement and the Consulting Agreement, the language of this Agreement will control.  Neither Executive nor any agent or employee of Executive shall be deemed to be the agent, employee, partner or joint venture of the Company.  Nothing in this Agreement, or otherwise, creates or shall be construed to create the relationship of master and servant or employer and employee between the Company and Executive after the Termination Date. Executive acknowledges that from and after that date he will have absolutely no authority to represent, contract on behalf of, or obligate the Company.  Executive is not required to provide any such services or assistance after the final payment under this Agreement.

3.  Benefits and Other Agreements. The Company and the Executive will be subject to the following:

(a)  Bridge of Health Benefits to Medicare.  The Company will provide the Executive with a cash sum, payable in one installment on January 2, 2012, such sum equal to the estimated company medical coverage contributions as of the date hereof, for the Executive and his spouse’s participation in a plan comparable to the Company’s plan available to Company employees from the Termination Date until the Executive and his spouse reach Medicare eligibility.  In lieu of reimbursing for such comparable coverage, Executive has elected to receive the cash payment described above.  This sum is described in Addendum B.

(b)  Extension of Exercise Period for Vested Stock Options.  The Company will extend the exercise period for all stock options granted to Executive and fully vested prior to the Termination Date, such extension equal to twenty four (24) months after the Termination Date, allowing Executive to exercise any and all vested shares subject to any and all stock options granted to Executive (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years).    A description of Executive’s stock options applicable to this Paragraph 3(b) is provided in Addendum C.

(c)   Retirement from Board; other benefits.  As of the Termination Date, Executive will offer his resignation pursuant to the Company’s Governance Guidelines, and the Company agrees that the Executive will retain the title, duties and responsibilities of Director and Chairman of the Board until December 31, 2012 (subject to the Executive’s re-election to the board of directors by the shareholders of the Company at the Annual Shareholder’s Meeting in May 2012).  During the period from January 1, 2013 until January 1, 2015, Executive will serve in an honorary position with the Company, in the position of Chairman Emeritus.  From the Termination Date through January 1, 2015, Executive will not be an employee and will have no duties or responsibilities as an employee other than providing assistance as requested by the Company and agreed to by the Executive.  Also, during the time that Executive serves as Chairman Emeritus, the Company in its discretion will: (1) invite Executive to all or part of one or more meetings or informal gatherings of the Board of Directors; (2) maintain reasonable Company telephone and e-mail privileges; (4) provide Executive with appropriate business cards; and (5) upon Executive’s request, provide Executive with reasonable IT support.

(d)   Certain Violations. The Executive’s violation of any of the provisions of the Employment Agreement through the Termination Date shall, in addition to any other remedy, result in a cessation of all benefits and other rights of the Executive hereunder. The Company may offset any amounts payable under this Agreement against any amounts payable by the Executive to the Company.  The Company will provide the Executive with written notice of the reason for any offset and Executive will have 45 days from receipt of this written notice to remedy said violation before any such suspension or offset of payments shall occur.

4.  No Further Compensation.  The Executive acknowledges and agrees that other than the compensation described in Section 2 above and the Benefits described in Section 3 above, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Employment Agreement, this Agreement or otherwise on account of his employment or termination of employment with the Company and its Affiliates.

5.  Restrictions.

(a)  Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that was received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or during his service as a consultant to the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

(b)  Noncompetition. During his remaining employment and for the three (3) year period that immediately follows the Termination Date, the Executive shall not do any of the following, either directly or indirectly, during the period of time consisting of three (3) years from the Termination Date but only to the extent the Company complies with its payment obligations hereunder (the “Applicable Non-Competition Period”), anywhere in the world: directly or indirectly, own any interest in, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by, any sole proprietorship, corporation, company, partnership, association, venture or business any company or any other business, entity, agency or organization (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in Competitive Activity; provided that such provision shall not apply to the Executive’s ownership of securities of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange.  For purposes of this Agreement, “Competitive Activity” shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the contract electronic manufacturing services (EMS) business, including but not limited to original design manufacturing services that compete with EMS business.  Notwithstanding the foregoing, Executive may serve as a director of another company that may engage in Competitive Activity as long as Executive receives the Company’s prior written consent to such service.  In the event that Executive improperly competes with the Company in violation of this Section 5, the period during which he engages in such competition shall not be counted in determining the Applicable Non-Competition Period.

6.  Mutual Releases.

(a)  In consideration of the promises and undertakings contained in this Agreement, the Company for itself and for each its Affiliates, divisions, predecessors, successors, assigns, employees, insurers, directors, officers, shareholders, agents, attorneys, representatives, owners, managers, contractors and their employees, contractors, subcontractors and their employees, does hereby forever generally,  completely and absolutely release and discharge the Executive of and from any and all claims, demands, actions, choices in action, obligations, liabilities and damages of every kind and nature whatsoever, in law or equity, whether as of this date known or unknown, asserted or unasserted, which any such person or entity may now have or may claim to have in the future, due to, arising from, or based in whole or in part upon, any act,  omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with, any of the past transactions, agreements, understandings, associations, relationships and/or courses of dealings between the Company and Executive.

(b)  In consideration of the promises and undertakings contained in this Agreement, the Executive does hereby forever generally, completely and absolutely release and discharge the Company and each of its Affiliates, divisions, predecessors, successors, assigns, employees, insurers, directors, officers, shareholders, agents, attorneys, representatives, owners, managers, contractors and their employees, contractors, subcontractors and their employees, of and from any and all claims, demands, actions, choices in action, obligations, liabilities and damages of every kind and nature whatsoever, in law or in equity, whether as of this date known or unknown, asserted or unasserted, which any such person or entity may now have or may claim to have in the future, due to, arising from, or based in whole or in part upon, any act, omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with, any of the past transactions, agreements, understandings, associations, relationships and/or courses of dealings between the Company and Executive.  Without limiting the generality of the foregoing release, the release in this Paragraph 6(b) shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the parties' employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866, 1964, and 1991, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; and any other federal, state or local law governing the parties' employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (iii) any claims al1eged or which could have been al1eged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) defamation, (d) wrongful discharge, (e) interference with contract or business relationship or (f) negligent or intentional infliction of emotional distress.

(c)  The parties agree that the foregoing provisions of release are contractual and are not mere recitals.

(d) Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed to release any party from any claims by the other party arising out of or related to this Agreement or the Indemnity Agreement dated June 4, 2003, by and between Executive and the Company, and nothing in this Agreement will limit the protection afforded to Executive through the Company’s Directors’ and Officers’ Liability Insurance policy.

7.  Additional Representations and Warranties.  Each party hereto represents and warrants that no promise or inducement has been given to it other than such promises and inducements that are set forth herein and that, in executing this Agreement, it is not relying upon any statement, representation or commitment of any kind not stated herein, and is relying only upon the statements, representations and warranties set forth herein and upon its own, respective, independent investigation, judgment and the advice of its own, respective legal counsel.

8.  Other Provisions.

   (a)  This Agreement is the entire agreement between and among the parties hereto and no modification hereof shall be effective unless in writing and signed by the party against whom or which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements between and among the parties to the extent they are inconsistent with this Agreement.

 (b)  The parties acknowledge that each bears co-extensive and identical responsibility for the language and for any ambiguity or alleged ambiguity contained herein.  Any ambiguity will not be construed in favor of or against either party.

(c)  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(d)  In the event any provision of this Agreement is deemed unenforceable for any reason whatsoever or is deemed unenforceable as against any person or entity for any reason whatsoever, then the remainder of this Agreement shall be enforced as against all other parties and entities, in whole or in part, as permitted by applicable law.

(e)  This Agreement shall be governed by the laws of the State of Texas.

(f)  Any controversy or claim arising out of or related to this Agreement or the breach thereof shall be settled by arbitration, in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

(g)  This Agreement shall be binding upon and shall inure to the benefit of the Executive’s estate, and to all successors, assigns, divisions, estates, Affiliates, attorneys, agents, representatives, employees, directors, officers and shareholders of each party hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable, or delegable by the Company.

(h)  The Company and Executive agree that they shall execute such further documents and enter into such further agreements and deliver such documents and supply such information that shall be necessary or appropriate or convenient to accomplish the purposes of this Agreement without any other compensation or consideration paid thereto.

(i)  The Company and Executive respectively represent and warrant that  they have not heretofore assigned or transferred, or attempted to assign or transfer, to any person, firm, corporation or other entity any of the claims which are intended to be released and discharged pursuant to this Agreement.

(j)  Executive acknowledges that he has been advised by the Company to consult with a tax advisor or attorney with respect to the tax consequences, if any, of this Agreement.

(k)  The Company and Executive expressly understand and agree that the consideration paid hereunder is for the settlement and release of all claims and allegations which could have been made as a result of disputes under the Employment Agreement and that each party has consulted and been advised by its counsel that there may be claims that are unknown which each party is agreeing to forego by signing this Agreement.

(l)   The Company and Executive agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both parties or seven (7) calendar days after its execution by Executive, whichever is later.  Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Agreement.  The parties acknowledge that it is their mutual and specific intent that this Agreement fully comply with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims.  Accordingly, Executive hereby acknowledges that: (a) he has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily; (b) the benefits of Paragraph 3 offered in exchange for Executive’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled; (c) prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of his choice concerning its terms and conditions; and (d) he has been offered at least twenty-one (21) days within which to review and consider this Agreement.

 IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below in their respective acknowledgments intending that this Agreement be effective as of the date first written above.

EXECUTIVE	COMPANY

/s/ Cary T. Fu	/s/ Gayla Delly
Cary T. Fu	Gayla Delly
President
Benchmark Electronics, Inc.

Date: November 8, 2011	Date: November 8, 2011

ADDENDUM A

CONSULTING SERVICES AND NON-COMPETE AGREEMENT

ADDENDUM B

CASH PAYMENT IN LIEU OF HEALTH CARE BRIDGE

Comparable Plan Costs Per Month	Less Executive’s Contribution Per Month	Months to Age 65	Total Payment (paid on January 2, 2012)
$1,028.11	$111.01	18	$27,513.00

ADDENDUM C

EXECUTIVE’S AVAILABLE STOCK OPTIONS

Grant Date	Expiration Date	Plan ID	Grant Type	Granted	Grant Price	Exercisable
8/1/2002	8/1/2012	2000	ISO	8,737	$11.4445	8,737
8/1/2002	8/1/2012	2000	NQ	103,762	$11.4445	103,762
12/11/2003	12/11/2013	2000	NQ	75,000	$24.1333	75,000
11/30/2004	11/30/2014	2000	NQ	75,000	$23.3667	75,000
1/10/2006	1/10/2016	2000	NQ	75,000	$23.2200	75,000
11/15/2006	11/15/2016	2000	NQ	50,000	$26.8400	50,000
12/5/2007	12/5/2017	2000	NQ	50,000	$17.2200	50,000
12/10/2008	12/10/2018	2000	NQ	100,000	$12.6400	50,000
12/9/2009	12/9/2019	2000	NQ	90,000	$19.1100	45,000
Totals				627,499		532,499